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                                                                    EXHIBIT 99.1

                             [LETTERHEAD OF VENTAS]



                                                        Contact: Debra A. Cafaro
                                                        President and CEO
                                                        (502) 357-9000


VENTAS ADDRESSES VENCOR'S PRELIMINARY PLAN OF REORGANIZATION

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                    Ventas Does Not Support Preliminary Plan

Louisville, KY (September 29, 2000) - Ventas, Inc. (NYSE:VTR) (the "Company") said today that it does not support the preliminary plan of reorganization filed by its primary tenant, Vencor, Inc. (OTC/BB:VCRIQ.OB) ("Vencor") and that the plan will require changes on substantive issues before Ventas will support it.

     "We have consistently said that Ventas will support a consensual agreement that is fair and reasonable and that gives Ventas an opportunity to share in Vencor's future profitability in exchange for current rent concessions," Ventas President and CEO Debra A. Cafaro said. "The terms of the preliminary plan of reorganization filed today by Vencor do not go far enough. We will continue to work aggressively toward a consensual plan of reorganization of Vencor that we can all support. Until there is agreement on all terms of Vencor's plan, there is no agreement on any of the terms of its plan."

     Earlier today, Vencor announced the filing of its preliminary plan of reorganization to emerge from Chapter 11 bankruptcy. Changes can be made to the preliminary plan following the filing date. If Vencor's creditors approve a plan, it would likely become effective late in the fourth quarter of 2000 or in the first quarter of 2001.

     Ventas, Vencor's major creditors and Vencor have been engaged in negotiations to restructure Vencor's debt and lease obligations since mid-1999. Vencor filed for Bankruptcy Court protection on September 13, 1999.

TERMS OF VENCOR'S PRELIMINARY PLAN OF REORGANIZATION

     The following terms are included in the preliminary plan of reorganization filed by Vencor:

o Ventas would receive annual rent of $180.7 million beginning May 1, 2001 through April 30, 2002, of which $2.6 million would be non-cash accrued rent.



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     Ventas would retain all rent received through the effective date of the plan, which if approved, would likely occur late in the fourth quarter of 2000 or early in the first quarter of 2001. For a brief interim period, between the plan's effective date and May 1, 2001, monthly rent would be $14.55 million;

o In addition to the current 2% annual cash escalator contained in its leases with Vencor, Ventas would receive a 1-1/2% annual non-cash rent escalator that would accrue until the occurrence of certain specified events and then convert to a cash escalator totaling 3-1/2% per year;

o Ventas would have a one-time right to reset the rents for the facilities, exercisable in 2006, to a then fair market rental rate for a total fee of $5 million;

o    Ventas would receive 10% of the common stock in reorganized Vencor;

o The plan contemplates a comprehensive settlement of all civil claims and other billing disputes against Vencor and Ventas by the Department of Justice, acting on behalf of the Health Care Financing Administration and the Department of Health and Human Services' Office of the Inspector General, in which Ventas would agree to pay the government $103.6 million, of which $34 million would be paid at the effective date of the Vencor reorganization plan. The balance ($69.6 million) would bear interest at 6% per annum and be payable in equal quarterly installments over a five year term. Vencor would pay the government a total of $25.9 million as follows:
     $10 million on the effective date of its reorganization plan and the balance (with interest at 6% per year) during the first two fiscal quarters following the effective date of the plan;

o Vencor would reaffirm and continue its indemnification obligations to Ventas under the agreements governing the 1998 spin-off of Vencor from Ventas.

Other terms of Vencor's preliminary plan include:

o The holders of Vencor Senior Bank Debt would reduce the principal and accrued interest amount of their debt from approximately $570 million to $300 million in exchange for 65.5% of the common stock in the restructured Vencor. The $300 million debt would have a term of seven years and bear interest at LIBOR plus 450 basis points, with no required amortization. In addition, no interest would accrue on the debt for the two quarters following the effective date of Vencor's reorganization plan;

o The holders of Vencor's Senior Subordinated Notes would convert their claims into approximately 24.5% of the common stock in restructured Vencor, and would receive warrants in restructured Vencor. The warrants would be divided into two tranches and would be exercisable at equity valuations of $450 million and $500 million;



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o    The preliminary plan contemplates that Vencor would receive a revolving credit facility for its working capital needs upon emerging from bankruptcy.

VENCOR'S LEVERAGE STATISTICS

     Under terms of the plan proposed today, Vencor's adjusted debt burden would be reduced by $1 billion to approximately $2.4 billion (excluding any exit financing). Such a restructured Vencor would have an adjusted debt to EBITDAR ratio of approximately 6 times, based on annualized results for the first six months of 2000. EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and rent. Adjusted debt is the sum of (i) total funded debt plus (ii) annual lease obligations multiplied by a factor of eight. In addition, Vencor currently has accumulated approximately $200 million in cash that it may use to satisfy certain of its pre-petition obligations and further reduce its debt burden.

VENTAS CREDIT AGREEMENT

     Ventas would be in compliance with the covenants under its bank credit agreement if the preliminary plan of reorganization filed today by Vencor were to become effective by December 31, 2000. Ventas intends to engage in discussions with its lenders to obtain a waiver or amendment of this covenant if it appears that an acceptable plan will not become effective by December 31, 2000. There can be no assurance that Ventas would obtain such a waiver or amendment.

SUMMARY

     We believe that Vencor's financial problems are a consequence of the adoption and implementation of the Prospective Payment System by Medicare in 1998, which decimated the entire long-term care sector. Last year, however, pressure on the industry began to ease with the relief that came from the Balanced Budget Refinement Act (BBRA), which has allowed Vencor's operations to stabilize. We expect further improvement to the system during this fall's legislative session that will allow Vencor to be paid fairly for the services it provides to seniors.

     "We want to conclude the negotiations with Vencor and its creditors so that we can move Ventas forward," Cafaro said. "We see preliminary indications of improvement in the healthcare sector that will present an opportunity for Ventas to build on our existing portfolio of valuable assets. But our first priority is to complete a reorganization of Vencor that is fair and equitable for Ventas shareholders."

     There can be no assurance that Vencor will be successful in obtaining the approval of its creditors for a restructuring plan, that any such plan will be on terms acceptable to Ventas, Vencor and its creditors, or that any restructuring plan will not have a material adverse effect on Ventas. Nor can there be any assurance that Vencor and Ventas will be able to reach a settlement with the Department of Justice, or that any such



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settlement will be on terms acceptable to Ventas. Ventas does not presently intend to issue further updates on the terms of the proposed restructuring.

     Ventas is a real estate investment trust whose properties include 45 hospitals, 218 nursing centers and eight personal care facilities operating in 36 states.

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected capital expenditures, competitive positions, growth opportunities, expected lease income, ability to qualify as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "could," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the treatment of the Company's claims in the chapter 11 cases of its primary tenant, Vencor and certain of its affiliates (collectively referred to in this paragraph as "Vencor"), as well as certain of its other tenants, (b) the ability and willingness of Vencor to continue to meet and/or honor its obligations under the agreements the Company and Vencor entered into in connection with the 1998 spin off by the Company of Vencor (the "1998 Spin Off"), including, without limitation, the obligation to indemnify and defend the Company for all litigation and other claims relating to the health care operations and other assets and liabilities transferred to Vencor in the 1998 Spin Off, (c) the ability of Vencor and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future health care reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) the results of the settlement discussions Vencor and the Company have been engaged in with the federal government seeking to resolve federal civil and administrative claims against them arising from the participation of Vencor facilities in various federal health benefit programs, (k) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (l) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, and to amend certain provisions of its credit agreement that would require the Company to repay substantially all of its indebtedness if Vencor does not emerge from bankruptcy by December 31, 2000, and (m) the ability of the Company to maintain its qualification as a real estate investment trust. Many of such factors are beyond the control of the Company and its management.


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